EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
KAR Auction Services, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of KAR Auction Services, Inc. of our report dated February 19, 2020, with respect to the consolidated balance sheets of KAR Auction Services, Inc. and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of KAR Auction Services, Inc.

Our audit report on internal control over financial reporting as of December 31, 2019, contains an explanatory paragraph that states that management has excluded from its assessment of the effectiveness of internal control over financial reporting as of December 31, 2019, the internal control over financial reporting associated with CarsOnTheWeb and Dent-ology (“2019 acquisitions”) with total assets of 3.3% and total revenues of 6.9% included in the consolidated financial statements of KAR Auction Services, Inc. and subsidiaries as of and for the year ended December 31, 2019. Our audit of internal control over financial reporting of KAR Auction Services, Inc. and subsidiaries also excluded an evaluation of the internal control over financial reporting of the 2019 acquisitions.

/s/ KPMG LLP

Indianapolis, Indiana
November 13, 2020